Endurance Specialty Insurance Ltd.
The Wellesley House, 90 Pitts Bay Road, Pembroke HM08, Bermuda
Telephone: 441-278-0400 Facsimile: 441-296-1474
For Claims Matters Only: Facsimile: 441-296-5151 or professionalliabilityclaims@endurance.bm

BERMUDA FOLLOW FORM
EXCESS LIABILITY INSURANCE POLICY

NOTICE: PLEASE READ CAREFULLY

This policy shall follow all the terms and conditions of the Followed Form except as stated herein. Terms defined in the Followed Form are used herein with the meaning assigned to them in the Followed Form unless otherwise indicated.

DECLARATIONS **POLICY NO: P006738005**

ITEM 1. NAMED INSURED: All Fidelity Funds
ADDRESS: 82 Devonshire Street, Mail Zone F3D
Boston, MA 02109
United States of America

ITEM 2. POLICY PERIOD:

From: July 1, 2010 To: July 1, 2011
(12:01 A.M. standard time at the address stated in Item 1.)

ITEM 3. LIMIT OF LIABILITY: US$ 15,000,000 Aggregate
(including defense costs)

EXCESS OF TOTAL UNDERLYING LIMITS OF: US$ 50,000,000 Aggregate

(as are on file with the Insurer henceforth "Underlying Policies")

ITEM 4. FOLLOWED FORM:

Issued By: National Union Fire Insurance Company of Pittsburgh, PA
Policy No.: 01-986-29-38
Policy Period: From: July 1, 2010 To: July 1, 2011
(12:01 A.M. standard time at the address stated in Item 1.)

Limit of Liability: US$ 15,000,000
Coverage: Mutual Fund Concentric Bond

Date of Issuance: February 21, 2011
ESIL PL-XS-03 Policy (Ed. 09/09)

DECLARATIONS (Continued) **POLICY NO: P006738005**

ITEM 5. PENDING & PRIOR LITIGATION DATE: N/A

This policy is intended to follow the Pending & Prior Litigation Exclusion of the Followed Form, subject to the date indicated in Item. 5. of the Declarations.

ITEM 6. PREMIUM: **US$ 65,000**
COMMISSION: **0.00%**

ITEM 7. A. DISCOVERY PERIOD PREMIUM: 150% of Premium indicated in Item 6.

B. DISCOVERY PERIOD: 1 Year

ITEM 8. NAME AND ADDRESS OF INSURER FOR ALL NOTICES UNDER THIS POLICY:

ENDURANCE SPECIALTY INSURANCE LTD.
ATTN: CLAIMS DEPARTMENT
THE WELLESLEY HOUSE, 90 PITTS BAY ROAD
PEMBROKE HM08, BERMUDA
professionalliabilityclaims@endurance.bm OR FACSIMILE: 441-296-5151

ITEM 9. ENDORSEMENTS AT ISSUANCE: 3

ITEM 10. REPRESENTATIVE OF THE INSURED: Willis (Bermuda) Ltd.
The Vallis Building – 3rd Floor
58 Par-la-Ville Road
Hamilton, HM11
Bermuda

The Insurer shall pay the Insured as defined in the Followed Form (also referred to herein as the "Insured") for loss by reason of exhaustion by payments of all underlying limits of all Underlying Policies by the underlying insurers issuing such Underlying Policies, any applicable Side A DIC insurer or the Insured in accordance with the terms and conditions of the Followed Form as in effect the first day of the Policy Period; as amended by any more restrictive terms, conditions and limitations of any other Underlying Policies excess of the Followed Form or any policy issued by any participating quota share insurer; the Limit of Liability as stated in Item 3. above; and the terms and conditions of and endorsements attached to this policy. It is agreed that should any change to the Followed Form be made by rewrite, endorsement or otherwise, this policy shall not be changed without the written consent of the Insurer, which consent shall not be unreasonably withheld.

The Insurer's obligations under this policy shall not be increased, expanded or otherwise changed, nor shall the Insurer drop down or make payment by reason of the receivership, insolvency, or inability or refusal to pay of any underlying insurer, the cancellation of any of the Underlying Policies or the existence of any state amendatory endorsement, any service of suit clause or endorsement, or a sub-limit of liability in any of the Underlying Policies. In the event a state amendatory endorsement or a sub-limit of liability exists in any of the Underlying Policies, any payment of loss that are subject to such an amendatory or sub-limit shall be deemed to apply toward exhaustion of the limits of liability of such Underlying Policy for purposes of coverage under this policy.

This policy shall cover punitive damages to the same extent punitive damages are covered under the Followed Form; provided, however, if the Followed Form coverage for punitive damages is solely contingent on the insurability of such damages under applicable law then this policy shall provide coverage for punitive damages.

Subject to the Discovery Period Premium and Discovery Period indicated in Item 7. above, the Insured shall be entitled to a Discovery Period pursuant to the terms and conditions of the Followed Form. The Discovery Period shall not be available unless the Insured has elected the Discovery Period in all Underlying Policies and has provided proof thereof to the Insurer.

This policy shall follow the notice of claim provisions of the Followed Form. Notice hereunder shall be given to the Insurer at the address indicated in Item 8. above.

The Insurer shall have the right, but not the duty, and shall be given the opportunity to effectively associate with the Insured regarding the investigation, defense, negotiation of settlement and settlement of any claim that is or reasonably could be covered in whole or in part by this policy. The Insured shall do nothing that may prejudice the Insurer's position or potential rights of recovery.

Endurance Specialty Insurance Ltd.
The Wellesley House, 90 Pitts Bay Road, Pembroke HM08, Bermuda
Telephone: 441-278-0400 Facsimile: 441-296-1474
For Claims Matters Only: Facsimile: 441-296-5151 or professionalliabilityclaims@endurance.bm

The Insured shall not offer to settle or settle, assume any obligation, admit any liability or stipulate to any judgment with respect to any claim that is or reasonably could be covered in whole or in part by this policy without the Insurer's prior written consent, which shall not be unreasonably withheld. The Insurer shall not be liable for or as a result of any offer to settle, settlement, assumed obligation, admission of liability or stipulated judgment to which it has not given its prior written consent.

The Insurer hereby causes this policy to be signed by a duly Authorized Representative of the Insurer.

AUTHORIZED REPRESENTATIVE

Endorsement No: **1**
This endorsement, effective: July 1, 2010
(at 12:01 A.M. prevailing time at the address of the **Named Insured** as shown in Item 1. of the Declarations)
forms a part of Policy No: **P006738005**
Issued to: All Fidelity Funds
by: Endurance Specialty Insurance Ltd.

CHOICE OF LAW

It is hereby understood and agreed that this policy is amended by adding the following:

This policy shall be construed and enforced in accordance with the internal laws of New York (with the exception of the procedural law required by any Arbitration provision of this policy which shall be construed and enforced in accordance with the internal laws of England and Wales), except insofar as such laws may prohibit payment hereunder in respect of punitive damages; provided, however, that, notwithstanding any legal principles to the contrary, the warranties, terms, conditions, exclusions and limitations of this policy are to be construed in an evenhanded fashion between the Insured and the Insurer.

All other terms and conditions of this policy remain unchanged.

Authorized Representative

Date of Issuance: February 21, 2011

Endorsement No: **2**
This endorsement, effective: July 1, 2010
(at 12:01 A.M. prevailing time at the address of the Named Insured as shown in Item 1. of the Declarations)
forms a part of Policy No: **P006738005**
Issued to: All Fidelity Funds
by: Endurance Specialty Insurance Ltd.

ARBITRATION CLAUSE

It is hereby understood and agreed that this policy is amended by adding the following:

(a) Any dispute, controversy or claim arising out of or relating to this policy or the breach, termination or invalidity thereof shall be finally and fully determined in an arbitration proceeding under the provisions of the English Arbitration Acts of 1950, 1975, 1979 and 1996, and/or any statutory modifications or amendments thereto, for the time being in force, by a Board composed of three arbitrators to be selected for each controversy as follows:

Any party may, in the event of a dispute, controversy or claim, notify the other party or parties to such dispute, controversy or claim of its desire to arbitrate the matter, and at the time of such notification the party desiring arbitration shall notify the other party or parties of the name of the arbitrator selected by it. The other party who has been so notified shall within thirty (30) calendar days thereafter select an arbitrator and notify the party desiring arbitration of the name of such second arbitrator. If the party notified of a desire for arbitration shall fail or refuse to nominate the second arbitrator within thirty (30) calendar days following the receipt of such notification, the party who first served notice of a desire to arbitrate will, within an additional period of thirty (30) calendar days, apply to a judge of the High Court of Justice of England and Wales for the appointment of a second arbitrator and in such a case the arbitrator appointed by such a judge shall be deemed to have been nominated by the party or parties who failed to select the second arbitrator. The two arbitrators, chosen as above provided, shall within thirty (30) calendar days after the appointment of the second arbitrator choose a third arbitrator. In the event of the failure of the first two arbitrators to agree on a third arbitrator within said thirty (30) calendar day period, either of the parties may within a period of thirty (30) calendar days thereafter, after notice to the other party or parties, apply to a judge of the High Court of Justice of England and Wales for the appointment of a third arbitrator and in such case the person so appointed shall be deemed and shall act as a third arbitrator. Upon acceptance of the appointment by said third arbitrator, the Board of Arbitration for the controversy in question shall then be deemed fixed. All claims, demands, denials of claims and notices pursuant to this clause shall be given in accordance with the notice provisions of this policy.

(b) The arbitration hearing shall be located, at the election of the insured parties, in London, England; Bermuda; Toronto, Canada; or Vancouver, British Columbia, Canada. The Board of Arbitration shall fix, by a notice in writing to the parties involved, a reasonable time and place for the hearing and may prescribe reasonable rules and regulations

ARBITRATION CLAUSE, Continued

governing the course and conduct of the arbitration proceeding, including, without limitation, discovery by the parties.

(c) The Board of Arbitration shall, within ninety (90) calendar days following the conclusion of the hearing, render its decision on the matter or matters in controversy in writing and shall cause a copy thereof to be served on all the parties thereto. In case the Board of Arbitration fails to reach a unanimous decision, the decision of the majority of the members of said Board shall be deemed to be the decision of the Board and the same shall be final and binding on the parties thereto. Such decision shall be a complete defense to any attempted appeal or litigation of such decision in the absence of fraud or collusion. Without limiting the foregoing, the parties waive any right to appeal, and/or seek collateral review of the decision of the Board of Arbitration by any court or other body to the fullest extent permitted by applicable law.

(d) Any order as to the costs of arbitration shall be in the sole discretion of the Board of Arbitration, who may direct to whom and by whom and in what manner the costs, shall be paid.

(e) The Insurer and the Insureds agree that in the event that claims for indemnity or contribution are asserted in any action or proceeding against the Insurer by any of the Insureds' other insurers in any jurisdiction or forum other than that set forth in this clause, the Insureds will in good faith take all reasonable steps requested by the Insurer to assist the Insurer in obtaining a dismissal of these claims (other than on the merits) and will, without limitation, undertake to the court or other tribunal to reduce any judgment or award against such other insurers to the extent that the court or tribunal determines that the Insurer would have been liable to such insurers for indemnity or contribution pursuant to this policy. The Insureds shall be entitled to assert claims against the Insurer for coverage under this policy, including, without limitation, for amounts by which the Insureds reduced its judgment against such other insurers in respect of such claims for indemnity or contribution, in an arbitration between the Insurer and the Insureds pursuant to this clause which arbitration may take place before, concurrently with and/or after the action or proceeding involving such other insurers; provided, however, that the Insurer in such arbitration in respect of such reduction of any judgment shall be entitled to raise any defenses under this policy and any other defenses (other than jurisdictional defenses) as it would have been entitled to raise in the action or proceeding with such insurers. No determination in any such action or proceeding involving such other insurers shall have collateral estoppel, res judicata or other issue preclusion or estoppel effect against the

Endorsement No: **2**
This endorsement, effective: July 1, 2010
(at 12:01 A.M. prevailing time at the address of the Named Insured as shown in item 1. of the Declarations)
forms a part of Policy No: **P006738005**
Issued to: All Fidelity Funds
by: Endurance Specialty Insurance Ltd.

ARBITRATION CLAUSE, Continued

Insurer in such arbitration, irrespective of whether or not the Insurer remained a party to such action or proceeding.

All other terms and conditions of this policy remain unchanged.

Authorized Representative

Date of Issuance: February 21, 2011

245 PL-03 (Ed. 09/09)
245 PL-03 Amended Arbitration Clause

Endorsement No: **3**
This endorsement, effective: July 1, 2010
(at 12:01 A.M. prevailing time at the address of the Named Insured as shown in Item 1 of the Declarations)
forms a part of Policy No: **P006738005**
Issued to: All Fidelity Funds
by: Endurance Specialty Insurance Ltd.

ENDORSEMENT

It is agreed that this policy and the Excess Mutual Fund Concentric Policy (the "Other Policy"), as further described in Item 5 below, share a single Limit of Liability as follows:

1. The Insurer's maximum Limit of Liability available for all loss under this policy and the Other Policy will not, in the aggregate, exceed the maximum Limit of Liability shown in Item 5 below.

2. Any payment of loss made under the Other Policy will reduce the maximum aggregate Limit of Liability available for all loss as described in Item 1 above.

3. If the Insurer shall have paid loss as described in Items 1 and/or 2 above in an aggregate amount equaling the maximum Limit of Liability, then any and all obligations of the Insurer under this policy will be completely fulfilled and extinguished, and the Insurer will have no further obligations of any kind or nature whatsoever under this policy.

4. Nothing in this endorsement is intended, nor shall be construed, to obligate or require the Insurer to pay loss under this policy in excess of the Limit of Liability set forth under Item 3 of the Declarations of this policy.

5. If any term, condition or limitation of this endorsement conflicts with any term, condition or limitation of this policy, then the term, condition or limitation of this endorsement shall govern.

Other Policy No.: P008816003
Other Policy issued to: All Fidelity Funds
Policy Limit: US$15,000,000

All other terms and conditions of this policy remain unchanged.

Authorized Representative

Date of Issuance: February 21, 2011